Exhibit 99.1
Company Release - 02/16/2007 12:24

Sandy Spring Bancorp Completes Acquisition of Potomac Bank of Virginia
OLNEY, Md., Feb. 16 /PRNewswire-FirstCall/ -- Sandy Spring Bancorp, Inc. (Nasdaq: SASR) announced today the completion of its acquisition of Fairfax, Virginia-based Potomac Bank of Virginia (OTC Bulletin Board: PBOV) effective at 11:59 p.m. on February 15, 2007. Completion of the transaction followed the necessary vote by PBOV shareholders at the special meeting on February 8, 2007, as well as approval of the relevant bank regulatory agencies and satisfaction or waiver of all other conditions to closing.
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Concurrent with the merger, Potomac Bank became a newly-formed division of Sandy Spring Bank which will continue to operate under the Potomac name and be led by G. Lawrence Warren as President of the Potomac Division. Mr. Warren had served as Chief Executive Officer of Potomac Bank prior to the completion of the merger.
“This acquisition provides us with a solid platform for growth in the attractive Northern Virginia market,” said Hunter R. Hollar, President and Chief Executive Officer of Sandy Spring Bancorp. “The Potomac Division adds an experienced commercial banking group, 5 retail offices in excellent locations in the affluent, fast-growing markets of Fairfax, Vienna, Chantilly, and Lansdowne, and a good group of people who have operated in a culture similar to ours. We look forward to combining the resources of the Sandy Spring organization to deliver a wider variety of products and the same high-quality service to the Potomac Bank customer base.”
Under the terms of the merger agreement, shareholders of Potomac Bank were entitled to receive either cash in the amount of $21.75, without interest, for each share of Potomac Bank stock they held, or .6143 shares of Sandy Spring Bancorp common stock for each such share, subject to the election and allocation procedures in the merger agreement, which provided for a combination of approximately 50% Sandy Spring common stock and approximately 50% cash. Potomac shareholders were permitted to elect Sandy Spring common stock or cash, or a combination of each; subject to proration procedures to preserve the aggregate 50% stock and 50% cash consideration mix, such that the stock portion of the consideration to Potomac shareholders qualifies as a tax- free transaction.
As of the election deadline date, holders of approximately 62.7% of Potomac Bank shares had made valid elections to receive Sandy Spring Bancorp common stock, which exceeds the 50% maximum. After applying the allocation procedures in the merger agreement, shareholders electing to receive Sandy Spring Bancorp common stock are entitled to receive cash in exchange for approximately 20.3% of Potomac shares plus Sandy Spring Bancorp common stock in exchange for approximately 79.7% of Potomac shares (and cash in lieu of fractional shares) valued, per the merger agreement, at $21.75 per share. All shares of Potomac Bank common stock with respect to which a valid cash election, or no election was made will be entitled to receive cash in the amount of $21.75, without interest, for each such share of Potomac Bank stock.
With $2.6 billion in assets, Sandy Spring Bancorp is the holding company for Sandy Spring Bank and its principal subsidiaries, Sandy Spring Insurance Corporation, The Equipment Leasing Company and West Financial Services, Inc. Sandy Spring Bancorp is the third largest publicly traded banking company headquartered in Maryland. Sandy Spring is a community banking organization that focuses its lending and other services on businesses and consumers in the local market area. Independent and community-oriented, Sandy Spring Bank was founded in 1868 and offers a broad range of commercial banking, retail banking and trust services through 38 community offices in Anne Arundel, Carroll, Frederick, Howard, Montgomery, and Prince George’s counties in Maryland, and in Fairfax and Loudoun counties in Virginia. Through its subsidiaries, Sandy Spring Bank also offers a comprehensive menu of leasing, insurance and investment management services. Visit http://www.sandyspringbank.com to locate an ATM near you or for more information about Sandy Spring Bank.
Forward-Looking Statements: Sandy Spring Bancorp makes forward-looking statements in this News Release that are subject to risks and uncertainties. These forward-looking statements include: statements of goals, intentions, earnings expectations, and other expectations; estimates of risks and of future costs and benefits; assessments of probable loan and lease losses; assessments of market risk; and statements of the ability to achieve financial and other goals. These forward-looking statements are subject to significant uncertainties because they are based upon or are affected by: management’s estimates and projections of future interest rates, market behavior, and other economic conditions; future laws and regulations; and a variety of other matters which, by their nature, are subject to significant uncertainties. Because of these uncertainties, Sandy Spring Bancorp’s actual future results may differ materially from those indicated. In addition, the Company’s past results of operations do not necessarily indicate its future results.
SOURCE Sandy Spring Bancorp, Inc.

Contact: Hunter R. Hollar, President & Chief Executive Officer, HHollar@sandyspringbank.com, or Philip J. Mantua, Executive